As filed with the Securities and Exchange Commission on January 20, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Hartman
Chairman of the Board and Chief Executive Officer
NOVASTAR FINANCIAL, INC.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kirstin Pace Salzman
Blackwell Sanders Peper Martin, LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112

     Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price(2)	Registration Fee(3)

Common Stock, $0.01 par value per share	22,511 shares	(1)	$1,036,406	$111

(1)	Highest price, excluding interest, to be payable per share in connection with the Rescission Offer covered by this registration statement. The price per share will range from $32.80 to $46.04, depending on the price originally paid by the offeree.

(2)	Aggregate purchase price, excluding interest, estimated to be payable if the Rescission Offer covered by this registration statement is accepted in full.

(3)	Calculated pursuant to Rule 457(j) on the basis of the amount at which such securities were sold.

PROSPECTUS
NovaStar Financial, Inc.
22,511 Shares
Common Stock
Rescission Offer

        We are offering, under the terms and conditions described in this prospectus, to rescind (the “Rescission Offer”) the previous purchase of 22,511 shares of our common stock, par value $0.01 per share, included in units (the “Units”) in the NovaStar Financial, Inc. Common Stock Fund (the “NovaStar Fund”) purchased during the one-year period immediately preceding the date of this prospectus (the “Rescission Period”). The NovaStar Fund is an investment alternative under the NovaStar Financial, Inc. 401(k) Plan (the “401(k) Plan”), and Reliance Trust Company (the “Trustee”) is the trustee of the 401(k) Plan. A Unit represents shares of our common stock plus a varying amount of short-term liquid investments.
      The Rescission Offer applies only to shares of our common stock included in Units purchased with salary deferral or rollover contributions during the Rescission Period, at prices ranging from $53.62 per Unit to $74.08 per Unit.
      If you purchased Units in the NovaStar Fund pursuant to the 401(k) Plan during the Rescission Period and accept this Rescission Offer, you will receive:

•	In the event you sold such Units at a loss, an amount equal to the excess of the amount you paid for such Units over the proceeds from the sale of the Units, plus interest.

•	In the event you continue to hold such Units, an amount equal to the amount you paid for such Units, plus interest from the date of the purchase. However, we will not effect the repurchase of Units if the amount you paid for the Units, plus interest, is less than the current value of the Units.
      The Rescission Offer will expire at 5:00 p.m., Central time, on February 21, 2006 (the “Expiration Date”).
      Our common stock is listed on the New York Stock Exchange under the trading symbol “NFI.” The last reported sale price of our common stock (as reported on the New York Stock Exchange) on January 18, 2006 was $31.02 per share. The value of a Unit on such date was $59.15.
      YOU DO NOT NEED TO TAKE ANY ACTION TO REJECT THE RESCISSION OFFER. IF YOU FAIL TO RESPOND TO THE RESCISSION OFFER BY THE EXPIRATION DATE, YOU WILL BE DEEMED BY US TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY PREVENT YOU FROM MAINTAINING AN ACTION AGAINST US IN CONNECTION WITH SHARES OF OUR COMMON STOCK PURCHASED PURSUANT TO THE 401(K) PLAN DURING THE RESCISSION PERIOD.
      Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.
      The shares of our common stock included in Units subject to the Rescission Offer may not have been registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares have now been registered by means of a Registration Statement on Form S-3 of which this prospectus forms a part. Accordingly, whether or not you accept the Rescission Offer, shares of our common stock included in Units subject to the Rescission Offer will be properly registered under the Securities Act, effective as of the date of this prospectus.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is January 20, 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
      Unless otherwise stated or the context otherwise requires, references in this prospectus to “we,” “us,” and “our” refer to NovaStar Financial, Inc. and its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “continue,” “anticipate,” “intend,” “may,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions or the negative of those terms, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

•	our business strategy;

•	our ability to manage risk, including credit risk;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.
      You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Such factors include, but are not limited to:

•	those identified under the “Risk Factors” section of this prospectus;

•	those identified from time to time in our public filings with the Securities and Exchange Commission (the “Commission”);

•	our ability to generate sufficient liquidity on favorable terms;

•	the size and frequency of our securitizations;

•	interest rate fluctuations on our assets that differ from those on our liabilities;

•	increases in prepayment or default rates on our mortgage assets;

•	changes in assumptions regarding estimated loan losses and fair value amounts;

•	changes in origination and resale pricing of mortgage loans;

•	growth in markets which we serve;

•	our compliance with applicable local, state and federal laws and regulations and the impact of new local, state or federal legislation or regulations or court decisions on our operations;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards and to maintain appropriate ratings from rating agencies;

ii

•	our ability to expand origination volume while maintaining an acceptable level of overhead;

•	our ability to attract and retain qualified employees, including, in particular, our senior executives;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	the outcome of litigation or regulatory actions pending against us; and

•	the impact of general economic conditions.
      We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed or incorporated by reference in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, including under the captions “Risk Factors” and “Safe Harbor Statement,” which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

iii

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER
Why are you making the Rescission Offer?
      We may have been required to register under the Securities Act the shares of our common stock purchased by the Trustee of the 401(k) Plan with salary deferral or rollover contributions. Although all the purchases by the Trustee during the Rescission Period were made in the open market and in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, we determined that some of the shares of our common stock purchased by the Trustee and allocated to the NovaStar Fund on behalf of certain 401(k) Plan participants to satisfy elections they made under the 401(k) Plan may not have been properly registered in accordance with the Securities Act. Accordingly, we terminated new investments in the NovaStar Fund on June 17, 2005.
      We are making the Rescission Offer only with regard to shares of our common stock purchased by the Trustee and included in Units purchased by 401(k) Plan participants during the Rescission Period with salary deferral or rollover contributions. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of shares of our common stock included in Units, which are comprised of shares of our common stock and short-term liquid investments, purchased by 401(k) Plan participants.
      Our directors did not participate in the 401(k) Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers, who purchased Units during the Rescission Period, if any, do not intend to participate in the Rescission Offer.
What will I receive if I accept the Rescission Offer?
      The answer to this question depends on whether you still hold the Units purchased pursuant to the 401(k) Plan during the Rescission Period:

•	If you have sold such Units at a loss, we will pay you an amount equal to the amount you paid for such Units, less the proceeds from the sale of the Units, plus interest. Interest will be paid on the amount originally paid for the Units during the period from the date of purchase of the Units until the date of the sale of the Units and on the loss realized from the sale of the Units from the date of sale through the date that payment is made by us.

•	If you continue to hold such Units and the price of the Units as of the Expiration Date is less than the price you paid for the Units, plus interest from the date of purchase of the Units through the date that payment is made by us, we will repurchase such Units and will pay you an amount equal to the amount you paid for such Units, plus interest from the date of purchase of the Units through the date that payment is made by us. However, we will not effect repurchases of Units where the amount you paid for the Units, plus interest, is less than the current value of the Units as of the Expiration Date, as it is not economically beneficial to you.

•	In either case, we will credit all proceeds resulting from acceptance of the Rescission Offer to your 401(k) Plan account. If you are a current participant in the 401(k) Plan, proceeds will be reinvested in accordance with your current investment elections for new contributions in the 401(k) Plan. If you are no longer a participant in the 401(k) Plan, proceeds will be invested in the MetLife Pooled GIC Fund until the proceeds are distributed to you or to an individual retirement account or other qualified retirement plan in a direct rollover, consistent with the manner in which your 401(k) Plan account was previously distributed, unless you indicate otherwise on your Rescission Offer Acceptance Form. Payment of proceeds directly to you may result in adverse tax consequences. See “Material Federal Income Tax Considerations — Federal Income Tax Considerations Related to the Rescission Offer.”

What dividends have been paid since the beginning of the Rescission Period?
      We have paid the following cash dividends since the beginning of the Rescission Period:

Record Date	Dividend per Share

May 13, 2005	$1.40
August 12, 2005	$1.40
November 8, 2005	$1.40
December 30, 2005	$1.40
      The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements and business trends at the time.
What effect do dividends have on the value of my Units?
      Cash dividends paid by us with respect to a share of our common stock in the NovaStar Fund are credited to the NovaStar Fund and result in an equivalent increase in the value of a Unit.
When will I receive payment for my Units if I accept the Rescission Offer?
      The proceeds to which you are entitled will be credited to your 401(k) Plan account on or before March 3, 2006. If you are a current participant in the 401(k) Plan and you accept the Rescission Offer, the proceeds will be invested in accordance with your current investment elections in the 401(k) Plan. If you are no longer a participant in the 401(k) Plan and you accept the Rescission Offer, the proceeds will be invested in the MetLife Pooled GIC Fund until the proceeds are distributed to you or to an individual retirement account or other qualified retirement plan in a direct rollover. If you previously rolled over funds from the 401(k) Plan to another individual retirement account or other qualified retirement plan, then any proceeds you receive in connection with the Rescission Offer will automatically roll-over in the same manner in which your 401(k) Plan account was previously distributed, unless you indicate otherwise on your Rescission Offer Acceptance Form. Distribution of proceeds to former participants in the 401(k) Plan will occur as soon as administratively feasible after the proceeds are credited to your 401(k) Plan account. Payment of proceeds directly to you may result in adverse tax consequences. See “Material Federal Income Tax Considerations — Federal Income Tax Considerations Related to the Rescission Offer.”
Am I legally required to accept the Rescission Offer?
      No. You are not legally required to accept the Rescission Offer.
What considerations should I take into account in deciding whether to accept the Rescission Offer?
      The answer to this question depends on whether you still hold the Units purchased pursuant to the 401(k) Plan during the Rescission Period.
      If you no longer hold such Units, you should determine whether any such Units were sold on behalf of your 401(k) Plan account or otherwise for less than you paid for them. You are not entitled to accept the Rescission Offer with respect to any Units you sold at a price equal to or higher than the price you paid for them. If any of the Units you purchased during the Rescission Period were sold at a loss, acceptance of the Rescission Offer, with regard to those Units, may be economically beneficial to you. The extent to which acceptance of the Rescission Offer is beneficial depends on the amount of the loss and the amount of interest to which you are entitled to receive.
      If you continue to hold such Units, acceptance of the Rescission Offer is not economically beneficial unless the value of the Units, as of the Expiration Date, is less than the amount you paid for such Units during the Rescission Period, plus interest.

      If you no longer hold all the Units acquired pursuant to the 401(k) Plan during the Rescission Period, we will only repurchase those Units that are not deemed sold. Units are deemed sold in the order in which you purchased them. In order to determine which Units are eligible for repurchase, all Units acquired on your behalf pursuant to the 401(k) Plan during the Rescission Period will be matched against all sales of Units during or after the Rescission Period by matching the first Unit acquired with the first Unit sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. You are entitled to payment for those Units that are deemed sold at a loss. In order to determine the amount payable with respect to Units that are sold, the Rescission Administrator will use the same procedure as is used to determine which Units are eligible for repurchase.
May I accept the Rescission Offer only with regard to a portion of the Units I purchased pursuant to the 401(k) Plan during the Rescission Period that I still hold or were sold at a loss?
      No. If you accept the Rescission Offer, then you must accept it for all Units that were purchased during the Rescission Period that you still hold, as well as all Units that you purchased during the Rescission Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, we will only effect a repurchase for those Units that, as of the Expiration Date, have a value less than the price you paid for the Units, plus interest.
What will happen if I elect to accept the Rescission Offer for Units purchased during the Rescission Period that I continue to hold in my account but the amount I would receive for the Units is less than the value of the Units?
      If you submit a Rescission Offer Acceptance Form, we will not effect a repurchase for those Units for which the price per Unit that you paid, plus interest, is less than the value of a Unit as of the Expiration Date. The Units will remain in your 401(k) Plan account, and except as set forth below, the Rescission Offer will not affect your ability to sell the Units.
      YOUR ACCEPTANCE OF THE RESCISSION OFFER, WHETHER OR NOT YOUR UNITS ARE ACTUALLY REPURCHASED BY US, WILL CAUSE YOUR 401(K) PLAN ACCOUNT TO BE SUBJECT TO THE BLACKOUT PERIOD IMPOSED ON THE ACCOUNTS OF ALL PARTICIPANTS WHO ACCEPT THE RESCISSION OFFER, WHILE WE DETERMINE WHETHER YOUR ACCEPTANCE WILL BE ACCEPTED OR REJECTED. FOR MORE INFORMATION ABOUT THE BLACKOUT PERIOD, SEE THE CAPTION TITLED “IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE NOVASTAR FINANCIAL, INC. 401(K) PLAN.”
If acceptance of the Rescission Offer for my Units is not economically beneficial to me, what should I do if I still want to sell my Units?
      You may sell your Units and reallocate the proceeds from the sale into another fund under the 401(k) Plan at any time, subject to our insider trading policy. Such exchanges in your accounts can be made on line at www.retirelink.metlife.com or by calling MetLife Retirement Plans, which handles the recordkeeping for the 401(k) Plan, at 1-800-446-8638. As of January 18, 2006, the last reported sale price of the common stock (as reported on the New York Stock Exchange) was $31.02 per share. The value of a Unit on such date was $59.15.
What if I took a loan from the 401(k) Plan?
      If you have an outstanding loan from the 401(k) Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer.
When does the Rescission Offer expire?
      The Rescission Offer expires at 5:00 p.m., Central time, on February 21, 2006.

What do I need to do now to accept the Rescission Offer?
      You should complete, sign and date the accompanying Rescission Offer Acceptance Form, included as Appendix A, and return it to:
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention: Jeffrey D. Ayers
      WE MUST RECEIVE YOUR PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM AND OTHER REQUIRED DOCUMENTATION BEFORE THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOUR ACCEPTANCE OF THE RESCISSION OFFER WILL BE ACCEPTED OR REJECTED.
If I accept the Rescission Offer, will access to my 401(k) Plan account be “blacked out” for any period?
      If you accept the Rescission Offer, then all transactions related to the NovaStar Fund in your 401(k) Plan account will be temporarily suspended (including transactions related to Units not subject to the Rescission Offer) so that we can determine if you are eligible to participate in the Rescission Offer. This temporary suspension is called a “blackout period,” which will begin at 5:00 p.m., Central time, on February 21, 2006, the expiration date of the Rescission Offer, and will end when the proceeds for the Rescission Offer are credited to your 401(k) Plan account. We currently anticipate the blackout period to end during the calendar week beginning February 26, 2006. The blackout period will not affect transactions related to other investments in your 401(k) Plan account. You may continue to direct such other investments in the ordinary course.
      You may call MetLife Retirement Plans, without charge, for information about the actual end date of the blackout period, at 1-800-446-8638 between the hours of 8:00 a.m. and 11:00 p.m. (Eastern time), Monday through Friday. For more information about the blackout period, please see the caption titled “IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE NOVASTAR FINANCIAL, INC. 401(K) PLAN.”
What do I need to do now to reject the Rescission Offer?
      You do not need to take any action to reject the Rescission Offer.
What happens if I do not return the Rescission Offer Acceptance Form?
      If you do not return the Rescission Offer Acceptance Form and all other required documentation before the Expiration Date, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, you will retain ownership of the Units (including the shares of our common stock which, along with the short-term liquid investments, comprise the Units) purchased pursuant to the 401(k) Plan during the Rescission Period that you still own and will not receive any payment for such Units. In addition, shares of our common stock included in such Units will be properly registered under the Securities Act, effective as of the date of this prospectus and, unless you are deemed to be an “affiliate” of us, such shares will be freely tradable in the public market as of the Expiration Date. Those shares owned by our affiliates will be subject to the restrictions on resale provided in Rule 144 under the Securities Act.
      If you fail to accept the Rescission Offer, it is unclear whether or not your federal rights of rescission and damages will remain preserved. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year after a violation has occurred, but in no event more than three years after the security was bona fide offered to the public.
      We believe all the sales of shares of our common stock that are the subject of the Rescission Offer were exempt from registration under state law, and thus you may not be entitled to any state law remedies. However, under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against us in connection with the Units and the underlying shares of our common stock purchased during the Rescission Period. We do not make any representation as to the compliance of this Rescission Offer with applicable state law.
Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?
      Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before the Expiration Date. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by sending a notice that includes your name, signature, address, social security number or taxpayer identification number and a clear indication that you are rejecting the Rescission Offer to:
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention: Jeffrey D. Ayers
      THIS NOTICE OF REJECTION MUST BE RECEIVED AT THE ABOVE ADDRESS BEFORE THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER. YOUR ACCEPTANCE OF THE RESCISSION OFFER, WHETHER OR NOT YOUR UNITS ARE ACTUALLY REPURCHASED BY US, WILL CAUSE YOUR 401(K) PLAN ACCOUNT TO BE SUBJECT TO THE BLACKOUT PERIOD IMPOSED ON THE ACCOUNTS OF ALL PARTICIPANTS WHO ACCEPT THE RESCISSION OFFER, WHILE WE DETERMINE WHETHER YOUR ACCEPTANCE WILL BE ACCEPTED OR REJECTED. FOR MORE INFORMATION ABOUT THE BLACKOUT PERIOD, SEE THE CAPTION TITLED “IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE NOVASTAR FINANCIAL, INC. 401(K) PLAN.”
Who can help answer my questions?
      If you have questions regarding the Rescission Offer, you may call Jeffrey D. Ayers (the “Rescission Administrator”) at (816) 237-7000, Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m., Central time, prior to the Expiration Date. If you have questions regarding your 401(k) Plan account, you may call MetLife Retirement Plans at 1-800-446-8638, Monday through Friday between the hours of 8:00 a.m. and 11:00 p.m. (Eastern time).

RISK FACTORS
      An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, including those risks identified under the captions “Risk Factors” and “Safe Harbor Statement.”
The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws and we may continue to be contingently liable for rescission or damages in an indeterminate amount.
      It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal and state securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages, which could result in an adverse effect on our financial condition. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.
Your right of rescission under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.
      The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year after a violation has occurred, but in no event more than three years after the security was bona fide offered to the public.
      The Rescission Offer may also affect your right of rescission and your right to damages under state law. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims. Our Rescission Offer is not an admission that we did not comply with any federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defenses that we may have.
If you accept the Rescission Offer, your ability to sell any Units credited to your 401(k) Plan account will be temporarily suspended during the period beginning on the Expiration Date and ending on the date that the proceeds which you are entitled to receive are credited to your 401(k) Plan account.
      This period is currently expected to end during the calendar week beginning February 26, 2006. Since you will not be permitted to sell Units held in your 401(k) Plan account during this period, you will be subject to the risk that due to events in the securities markets, the value of your 401(k) Plan account could significantly decline during this period and you would not be able to make transfers to avert this result. The funds you receive in connection with the Rescission Offer will be allocated to your 401(k) Plan account in accordance with your current investment instructions. See “IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE NOVASTAR FINANCIAL, INC. 401(K) PLAN” for additional information.

THE COMPANY
      We are a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including federal government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.
      We have elected to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, (the “Code”). We believe that the tax-advantaged structure of a REIT maximizes the after-tax returns from our mortgage assets. We must meet numerous rules established by statute to retain our status as a REIT. In summary, among others, they require us to:

•	restrict investments to certain real estate related assets;

•	avoid certain investment trading and hedging activities; and

•	distribute at least 90% of taxable income to stockholders.
      As long as we maintain our REIT status, distributions to our stockholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates corporate level income taxes. NovaStar Mortgage, Inc. (“NovaStar Mortgage”) and certain other of our subsidiaries are operated as “taxable REIT subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe the REIT structure is one of the most desirable for owning loans and mortgage securities and conducting mortgage operations. We believe we have met, and will continue to meet, the requirements to maintain our REIT status.
      We are self-advised and self-managed. We do not need to rely and do not rely, on a third-party advisor to provide portfolio investment advice or third party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from other mortgage REITs.
      NovaStar Financial, Inc. (“NovaStar Financial”) was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

THE RESCISSION OFFER
Background and Reasons for the Rescission Offer
      The 401(k) Plan is a qualified defined contribution plan under Section 401(k) of the Code. The purpose of the 401(k) Plan is to provide a voluntary, systematic method for a participant to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax and, where allowed, state, city and county income taxes, on such compensation.
      Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the 401(k) Plan. There are currently 21 different investment choices under the 401(k) Plan. A participant must indicate the percentage of his or her salary deferral or rollover contributions to be allocated to each investment choice. All contributions to a participant’s account are invested in accordance with the participant’s investment elections.
      Under the 401(k) Plan, participants were given the option to invest their contributions in the NovaStar Fund until June 17, 2005. The NovaStar Fund is comprised of shares of our common stock and short-term liquid investments. A participant’s ownership in the NovaStar Fund is measured in Units. Each Unit represents shares of our common stock plus a varying amount of short-term liquid investments. To effectuate participant investment elections and therefore purchases and sales of Units, the Trustee purchased and continues to sell our common stock from time to time in the open market at market prices.
      We may have been required to register under the Securities Act purchases of shares of our common stock by the Trustee in the 401(k) Plan on behalf of participants with salary deferral or rollover contributions to satisfy the participants’ elections under the 401(k) Plan. Although all the purchases made by the Trustee during the Rescission Period were made in the open market and in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, we determined that shares of our common stock purchased by the Trustee on behalf of the 401(k) Plan participants and allocated to the NovaStar Fund may not have been properly registered in accordance with the Securities Act. Accordingly, we terminated new investments in the NovaStar Fund on June 17, 2005.
      We are making this Rescission Offer only with regard to shares of our common stock purchased by the Trustee and included in Units purchased by 401(k) Plan participants with salary deferral or rollover contributions during the Rescission Period. The Rescission Offer does not apply shares of our common stock included in Units purchased with discretionary employer contributions.
      Our board of directors has approved the Rescission Offer in order to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of shares of our common stock by the Trustee and included in Units purchased by 401(k) Plan participants during the Rescission Period.
      Our directors did not participate in the 401(k) Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers, who purchased Units during the Rescission Period, do not intend to participate in the Rescission Offer.
Effect of the Rescission Offer
      If you affirmatively reject or fail to accept the Rescission Offer before the Expiration Date (or, if you accept the Rescission Offer, but the repurchase of certain Units by us is not economically beneficial to you), you will retain ownership of the Units (including the shares of our common stock that along with the short-term liquid investments comprise the Units) that you purchased pursuant to the 401(k) Plan during the Rescission Period and you will not receive any payment for those Units. In addition, shares of our common stock included in such Units, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus and, unless you are deemed to be an “affiliate” (as defined in Rule 144 under the Securities Act) of us, such shares will be freely tradable in the public market as of the Expiration Date. Those shares owned by our affiliates will be subject to the restrictions on resale provided in Rule 144 under the Securities Act.

      We believe that your acceptance of the Rescission Offer will, under general theories of estoppel, preclude you from later seeking similar relief. For federal securities law purposes, nonacceptance of the Rescission Offer may not terminate your right to bring a civil action against us for failure to register the shares under the Securities Act before expiration of the applicable statute of limitations. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. The statute of limitations for enforcement of such statutory rights by a stockholder is one year commencing on the date of the sale of common stock sold in violation of the federal registration requirements, but in no event later than three years after the common stock was bona fide offered to the public.
      The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable securities laws or rights under state securities laws, common law or equity. We believe that all the sales of shares of our common stock that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. We, however, do not make any representation as to the compliance of the Rescission Offer with state law. Under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against us in connection with the Units and the underlying shares of our common stock purchased during the Rescission Period. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.
Terms of the Rescission Offer
      If you elected to allocate salary deferral or rollover contributions in the 401(k) Plan to the purchase of Units in the NovaStar Fund at any time during the Rescission Period, and you have already sold the Units at a loss, you may accept the Rescission Offer, in which case an amount equal to the amount you paid for the Units less the proceeds of the sale, plus interest will be credited to your 401(k) Plan account. Interest will be paid on the amount originally paid for the Units during the period from the date of purchase of the Units until the date of sale of such Units. Interest will also be paid on the loss realized from the date of sale of the Units through the date that payment is made by us.
      The interest rate will be determined according to federal law since we believe that no violation of state securities laws occurred in connection with the purchases and sales of either the Units or our common stock included in the Units subject to the Rescission Offer. The interest rate will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the Expiration Date. For the week ending January 13, 2006, the interest rate would have been 4.41%.
      If you continue to hold Units purchased during the Rescission Period with salary deferral or rollover contributions and elect to accept the Rescission Offer, you may direct the Trustee to transfer all such Units to us and your 401(k) Plan account will be credited with an amount equal to the amount you paid for the Units, plus interest for the period from the date you purchased the Units through the date payment is made by us. However, we will not effectuate the repurchase of Units if the price that you paid for the Unit, plus interest, is less than the value of the Units as of the Expiration Date. In the event we repurchase your Units, the number of Units in your 401(k) Plan account will be reduced.
      If you no longer hold in your account all the Units acquired pursuant to the 401(k) Plan during the Rescission Period, we will only repurchase those Units that are not deemed sold, but, as noted above, we will not effect the repurchase of any of the Units if such purchase would not be economically beneficial to you as of the Expiration Date. Units are deemed sold in the order in which you purchased them. In order to determine which Units are eligible for repurchase, all Units acquired on your behalf pursuant to the Plan during the Rescission Period will be matched against all sales of Units pursuant to the Plan during or following such period, by matching the first Unit acquired with the first Unit sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. You are entitled to payment for those Units that are deemed sold at a loss. In order to determine the amount payable with respect to Units that are sold, the Rescission Administrator will use the same procedure as is used to determine which Units are eligible for repurchase.
      If you are a current participant in the 401(k) Plan and accept the Rescission Offer, the proceeds to which you are entitled under the Rescission Offer will be credited to your 401(k) Plan account on or before March 3, 2006 and reinvested in accordance with your current investment elections for new contributions in the 401(k) Plan.
      If you have directed and caused a full distribution from the 401(k) Plan and no longer have an individual account in the 401(k) Plan, you are entitled to obtain relief on the above terms, except any amounts paid in respect of the Rescission Offer will be invested in the MetLife Pooled GIC Fund until the proceeds are distributed to you or to an individual retirement account or other qualified retirement plan in a direct rollover. If you previously rolled over funds from the 401(k) Plan to another individual retirement account or other qualified retirement plan, then any proceeds you receive in connection with the Rescission Offer will automatically roll-over in the same manner in which your 401(k) Plan account was previously distributed, unless you indicate otherwise on your Rescission Offer Acceptance Form. Distribution of proceeds to former participants in the 401(k) Plan will occur as soon as administratively feasible after the proceeds are credited to your 401(k) Plan account. Payment of proceeds directly to you may result in adverse tax consequences. See “Material Federal Income Tax Considerations — Federal Income Tax Considerations Related to the Rescission Offer.”
      Since the beginning of the Rescission Period, we have paid cash dividends of $1.40 per share to holders of record of our common stock on each of May 13, 2005, August 12, 2005, November 8, 2005 and December 30, 2005. The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements and business trends at the time. Cash dividends paid by us with respect to a share of our common stock in the NovaStar Fund are credited to the NovaStar Fund and result in an equivalent increase in the value of a Unit.
      The Rescission Offer will expire at 5:00 p.m., Central time, on February 21, 2006.
      As of January 18, 2006, the closing sale price of our common stock (as reported on the New York Stock Exchange) was $31.02 per share. The value of a Unit on such date was $59.15. For the fifty-two week period ending on such date, the per share sales price of our common stock ranged from a high of $48.60 to a low of $25.27. During that period, the value of a Unit ranged from a high of $76.92 to a low of $46.25.
How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.
      Acceptance of the Rescission Offer is optional if you purchased Units in the NovaStar Fund representing interests in shares of our common stock covered by this Rescission Offer. Acceptance of the Rescission Offer is economically beneficial only if you have sold Units purchased during the Rescission Period at a loss, or the value of a Unit on the Expiration Date is less than the price you paid during the Rescission Period, plus interest. We will not effectuate any repurchases pursuant to the Rescission Offer unless such repurchases are economically beneficial to the eligible participants of the 401(k) Plan as of the Expiration Date. In the event you elect to accept the Rescission Offer, you must complete the “Rescission Offer Acceptance Form” and mail or return it to the attention of NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, Attention: Jeffrey D. Ayers. We must receive your properly completed Rescission Offer Acceptance Form and all other required documentation before the Expiration Date. Otherwise, you will be deemed to have rejected the Rescission Offer. We will, in our sole discretion, determine whether your Rescission Offer Acceptance Form has been properly completed and whether your acceptance of the Rescission Offer will be accepted or rejected.

      You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form then you may reject the Rescission Offer by sending a notice that includes your name, signature, address, social security number or taxpayer identification number and a clear indication that you are rejecting the Rescission Offer to the attention of NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, Attention: Jeffrey D. Ayers. We must receive this notice of rejection before the Expiration Date. Otherwise, you will be deemed to have accepted the Rescission Offer.
      Your acceptance of the Rescission Offer, whether or not your Units are actually repurchased by us, will cause your 401(k) Plan account to be subject to the blackout period imposed on the accounts of all participants who accept the Rescission Offer, while we determine whether your acceptance will be accepted or rejected. For more information about the blackout period, see the caption titled “Important Notice Concerning Your Rights under the NovaStar Financial, Inc. 401(k) Plan.”
      IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER PRIOR TO THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES AND THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.
Accounting for the Rescission Offer
      We intend to account for the Rescission Offer by recording the fair market value of the shares of our common stock purchased by us as a charge to additional paid-in-capital based on the quoted market price of our common stock at the close of business on the Expiration Date. Any amounts paid by us pursuant to the Rescission Offer in excess of the fair market value of such shares, and any amounts paid by us with respect to shares of our common stock that were sold at a loss, will be recorded as compensation expense included in general and administrative expenses in our consolidated statement of income.
Use of Stock Purchased by Us in Rescission Offer
      The shares of our common stock purchased by us pursuant to the Rescission Offer, if any, will become authorized but unissued shares of common stock, and may be issued by us in accordance with our charter and Maryland law.
Funding the Rescission Offer
      We have sufficient funds available to pay for the purchase of any Units that may be tendered to us as a result of the Rescission Offer.
Questions about the Rescission Offer or Your 401(k) Plan Account
      If you who have questions about the Rescission Offer, you may call Jeffrey D. Ayers, the Rescission Administrator, at (816) 237-7000, Monday through Friday between 9:00 a.m. and 5:00 p.m., Central time, prior to the Expiration Date. If you have questions regarding your 401(k) Plan account, you may call MetLife Retirement Plans at 1-800-446-8638, Monday through Friday between the hours of 8:00 a.m. and 11:00 p.m. (Eastern time).

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
Federal Income Tax Considerations Related to the Rescission Offer
      The following discussion summarizes the material federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or to special classes of holders, including persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.
      You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.
      Irvine Law Group, P.C., tax counsel to NovaStar Financial, has advised NovaStar Financial in connection with the federal income tax considerations related to the Rescission Offer. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences related to the Rescission Offer that are likely to be material to a holder of our common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.
      Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of the Rescission Offer, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.
      Your acceptance or rejection of the Rescission Offer, or the sale of the Units comprised of our common stock and short-term liquid investments to us pursuant to the Rescission Offer, is not considered to be a taxable event before withdrawal or distribution of funds from your 401(k) Plan account. All funds paid by us as a result of the Rescission Offer will be credited to your 401(k) Plan account and will be invested in accordance with your current investment elections in the 401(k) Plan. Upon any later withdrawal or distribution, any gain resulting from the Rescission Offer will generally be taxable as ordinary income. An additional ten percent income tax may be imposed in cases of early withdrawal.
      If you have directed and caused a full distribution from the 401(k) Plan and no longer have an individual account in the 401(k) Plan, any amounts paid in respect of the Rescission Offer will be credited to your 401(k) Plan account for distribution to you or, at your direction, into an individual retirement account or other qualified retirement plan in a direct rollover. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the Rescission Offer are not rolled over, however, and you receive a distribution from the 401(k) Plan, such distribution will generally be taxable as ordinary income to you. An additional ten percent income tax may be imposed depending on your age.
Federal Income Tax Considerations for a Holder of Our Common Stock
      The following discussion summarizes the material federal income tax considerations that may be relevant to you, as a holder of our common stock. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or to special classes of holders, including persons who are not citizens or residents of the United States, who are subject to particular treatment under federal income tax laws.
      You are urged to consult with your own tax advisor regarding the specific consequences to you of the ownership of our common stock, including the federal, state, local, foreign and other tax consequences of such ownership and the potential changes in applicable tax laws.

General
      The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s ownership of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations, with limited exceptions, are not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation,” at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.
      NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel
      Irvine Law Group, P.C., tax counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 2005, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2005 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NFI Holding Corporation (“NFI Holding”) , NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of NovaStar Financial’s operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.
      The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of ownership of our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.
      In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent, as a consequence, NovaStar Financial would be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT
      To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.
      Ownership of Stock. NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 beneficial owners for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement in 1996, NovaStar Financial has had more than 100 stockholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as “transferable” for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.
      Nature of Assets. On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test.” NovaStar Financial expects that substantially all of its assets, other than qualified hedges, the stock of NFI Holding and certain intercompany loans to NFI Holding or one of its subsidiaries, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in real estate mortgage investment conduits (“REMICs”). NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire or carry qualified REIT assets, which the REIT has identified as a hedging transaction under Code section 1221(a)(7).
      On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NFI Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets or otherwise come into compliance with the quarterly asset tests within the thirty day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 2005, NovaStar Financial complied with the tests described in this paragraph. If NovaStar Financial were to violate one or more quarterly asset tests by more than the de minimis thresholds of (a) 1% of the total value of the REIT’s assets as of the end of the quarter or (b) $10 million, NovaStar Financial would have to dispose of the offending assets or otherwise come into compliance with the quarterly asset test within either thirty days or six months after the end of the quarter, and in addition, if the longer six month period were elected, would have to pay a penalty tax of the greater of (a) $50,000 or (b) the net income generated by the excess assets times the highest corporate tax rate.
      REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.
      When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.
      Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.
      1. The 75% Test. At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.
      The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of September 30, 2005, NovaStar Financial complied with the 75% income test on an annualized basis for the 2005 taxable year.
      2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from dividends on stock including any dividends from a taxable affiliate like NFI Holding, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, but will not be qualified income for purposes of the 75% of income test. Income from hedging and gains from the disposition of hedging instruments is excluded from computation of the 95% of income test, meaning that hedging income may only affect NovaStar Financial’s compliance with the 75% of income test. Hedging income includes gains or payments received on interest rate swap or cap agreements, options, futures contracts, forward rate agreements or any other similar financial instrument entered into by a REIT in a transaction to reduce the interest rate risks for any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets. The definition of hedging income includes income from a transaction entered into to manage risks of interest rate or price change or currency fluctuation if clearly identified as a hedging transaction under Code section 1221(a)(7), the general hedging transaction provisions of the Code. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of September 30, 2005, NovaStar Financial complied with the 95% income test on an annualized basis for the 2005 taxable year.
      For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.
      NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from dividends from NFI Holding and interest from loans not secured by interests in real estate, among other items in order to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.
      Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) an excise tax on the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite continuous monthly monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.
      Distributions. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less any “excess noncash income.”
      NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made by the time that NovaStar Financial files its corporate tax return for the year to which the dividend distributions relate. If NovaStar Financial’s taxable income were to materially exceed its cash receipts, NovaStar Financial could be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.
      A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of 85% of NovaStar Financial’s “ordinary income,” 95% of NovaStar Financial’s capital gain net income, and income (in excess of prior years’ excise taxes) not distributed in earlier years.

      Under its dividend policy, NovaStar Financial generally expects that it may not distribute the portion of its taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax described above. Imposition of the excise tax on NovaStar Financial may reduce the amount of cash ultimately available for distribution to stockholders. NovaStar Financial expects to avoid regular income tax on its net income by distributing dividends equal to substantially all of its taxable income by the time that NovaStar Financial files its tax return for the year to which the income relates.
      If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, or due to NovaStar Financial’s filing of an amended corporate tax return, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax. The Code provides for a $50,000 excise tax, rather than disqualification as a REIT, for a REIT that violates a REIT qualification test other than one of the annual gross income tests or quarterly asset tests. The violation must be due to reasonable cause and not willful neglect.

Taxation of NovaStar Financial
      In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis by the time it files its tax return for the year to which the income relates.
      In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction (a prohibited transaction generally is a sale of property held primarily for sale to customers in the ordinary course of business — other than foreclosure property) and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.
      If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.
      NovaStar Financial may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, NovaStar Financial would pay tax on such retained net long-term capital gains. In addition, to the extent designated by NovaStar Financial, a stockholder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of NovaStar Financial’s taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on NovaStar Financial on the designated amounts included in such stockholder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the stockholder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).
      NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.
      In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.
      NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends and interest on certain intercompany loans. Such dividends and interest are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends and interest must be limited to 25% of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends and interest received from such subsidiaries to ensure compliance with all applicable income and asset tests.
      NovaStar Financial’s taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.
      As noted above, NovaStar Financial will be subject to the 4% excise tax to the extent that it does not distribute 85% of its REIT taxable income within the calendar year.
      If NovaStar Financial acquires a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and NovaStar Financial recognizes built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then NovaStar Financial will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.
      NovaStar Financial may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated. If NovaStar Financial were to recognize excess inclusion income and have stockholders who are disqualified organizations (generally state, federal or foreign agencies or instrumentalities not subject to tax), NovaStar Financial may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. NovaStar Financial intends to avoid transactions that could generate excess inclusion income for it and its stockholders.
      Any taxable REIT subsidiary of NovaStar Financial, such as NFI Holding, will be subject to taxation on net income and will make distributions to us as its stockholder only on after-tax income.
      As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for “performance based compensation” meeting each of the following criteria:

•	the terms of the agreement must have been approved in advance of payment by the corporation’s stockholders;

•	the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

•	the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.
      Based on certain representations of NovaStar Financial, tax counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Termination or revocation of REIT status
      The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the REIT qualification requirements described above under the heading “Qualification as a REIT”. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.
      NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.
      If NovaStar Financial failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.
USE OF PROCEEDS
      We will receive no proceeds from the Rescission Offer. The common stock was originally purchased by the Trustee in brokerage transactions in the open market for which we did not receive any proceeds.
IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE
NOVASTAR FINANCIAL, INC. 401(K) PLAN
      This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520, to the extent such requirements apply to the Rescission Offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of the 401(k) Plan of a “blackout period” during which their right to direct or diversify certain investments may be temporarily suspended if they accept the Rescission Offer.
      If you accept the Rescission Offer and on the Expiration Date you hold Units in the NovaStar Fund in your 401(k) Plan account, all transactions related to the NovaStar Fund in your 401(k) Plan account will be temporarily suspended. The temporary suspension is called a “blackout period.” The blackout period will begin at 5:00 p.m., Central time, on February 21, 2006 and will end during the calendar week beginning February 26, 2006 on the date that the proceeds for the Rescission Offer are credited to your 401(k) Plan account.
      The blackout period is required to ensure smooth processing of the Rescission Offer. During the blackout period, MetLife Retirement Plans will not permit any transactions related to the NovaStar Fund in your 401(k) Plan account, including:

•	certain requests for loans and distributions (including hardship distributions), which may be delayed until after the blackout period ends; and

•	requests to sell Units. Any request to sell Units made during the blackout period will need to be remade following the blackout period.
      It is very important that you review and consider the appropriateness of your current investments in light of your inability to sell Units during the blackout period. For your long term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Units from your 401(k) Plan account during the blackout period.
      If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact MetLife Retirement Plans at 1-800-446-8638. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan. As previously communicated to you, your ability to make new investments in the NovaStar Fund was terminated on June 17, 2005.
      For additional information and limitations on 401(k) Plan investments and how to direct investment of your 401(k) Plan account, see the 401(k) Plan Summary Plan Description. To obtain a copy of the 401(k) Plan Summary Plan Description, contact our Benefits Department at (816) 237-7000.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room.
      We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement and the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, and information we file with the Commission after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
      We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (except for Items 6, 7 and 8, which have been updated in our Current Report on Form 8-K filed on January 19, 2006, as amended) (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	the description of our common stock included in our registration statements on Form 8-A, and any further amendments or reports filed for the purpose of updating such description.
      Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.
      You may obtain copies of all documents which are incorporated in this prospectus by reference (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference in such documents) without charge upon written or oral request to Corporate Secretary, NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000. Additionally, you can get further information about us on our website, http://www.novastarmortgage.com. We do not, however, intend for the information on our website to constitute part of this prospectus.
LEGAL MATTERS
      Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed on for us by Jeffrey D. Ayers, our general counsel. Certain tax matters will be passed on for us by Irvine Law Group, P.C., Newport Beach, California.
EXPERTS
      The consolidated financial statements of NovaStar Financial, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 appearing in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2006, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 appearing in the Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in accounting principle, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A
RESCISSION OFFER ACCEPTANCE FORM

YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU DO NOT NEED TO DO ANYTHING TO REJECT THE RESCISSION OFFER.
IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ENSURE ITS RECEIPT BY 5:00 P.M., CENTRAL TIME, ON FEBRUARY 21, 2006 (THE “EXPIRATION DATE”), PURSUANT TO THE INSTRUCTIONS BELOW.

Ladies and Gentlemen:
      The undersigned acknowledges receipt of a prospectus dated January 20, 2006 (the “Prospectus”), of NovaStar Financial, Inc. (the “Company”), pursuant to which the Company offers to rescind (the “Rescission Offer”) the purchase of shares of common stock of the Company included in units (the “Units”) in the NovaStar Common Stock Fund (the “NovaStar Fund”) purchased by the undersigned with salary deferral or rollover contributions during the one year period immediately preceding the date of the Prospectus (the “Rescission Period”). The NovaStar Fund is an investment alternative under the NovaStar Financial, Inc. 401(k) Plan (the “401(k) Plan”), and Reliance Trust Company (the “Trustee”) is the Trustee of the 401(k) Plan. A Unit represents shares of common stock of the Company plus a varying amount of short-term liquid investments.
      Effective as of the Expiration Date, the undersigned hereby accepts the Rescission Offer for shares of common stock of the Company included in the Units purchased during the Rescission Period, upon the terms and subject to the conditions set forth in the Prospectus. To the extent that the undersigned still holds such Units, the undersigned directs the Trustee to tender unconditionally to the Company such Units, including shares of common stock of the Company included in such Units, held in the undersigned’s 401(k) Plan account effective as of the Expiration Date. The undersigned directs the Company to credit all proceeds pursuant to the Rescission Offer to the undersigned’s 401(k) Plan account for investment or distribution in accordance with the terms of the Prospectus. The undersigned acknowledges that his or her acceptance of the Rescission Offer with respect to a Unit will be deemed rejected if, by accepting the Rescission Offer, the undersigned would receive an amount per Unit that is less than the value per Unit on the Expiration Date.
      If the undersigned is a current participant in the 401(k) Plan, the undersigned acknowledges that payments to the undersigned pursuant to the Rescission Offer will be reinvested in accordance with the undersigned’s current investment elections for new contributions in the 401(k) Plan. The undersigned further acknowledges that activity in the undersigned’s account related to the NovaStar Fund will be temporarily suspended during the blackout period that begins at 5:00 p.m., Central time, on February 21, 2006 and ends during the calendar week of February 26, 2006 on the date that the proceeds of the Rescission Offer are credited to the undersigned’s 401(k) Plan account.
      If the undersigned has previously directed and caused a prior distribution of all of the undersigned’s investment in the 401(k) Plan and no longer holds an individual account in the 401(k) Plan, the undersigned acknowledges that payments to the undersigned pursuant to the Rescission Offer will be invested in the MetLife Pooled GIC Fund until the proceeds are distributed to the undersigned or to an individual retirement account or other qualified retirement plan in a direct rollover. If the undersigned previously rolled over funds from the 401(k) Plan to another individual retirement account or other qualified retirement plan, then any proceeds the undersigned will receive in connection with the Rescission Offer will automatically roll-over in the same manner in which your 401(k) Plan account was previously distributed, unless the undersigned indicates otherwise below.

      The undersigned acknowledges that if payments pursuant to the Rescission Offer are not rolled over into an individual retirement account or a qualified retirement plan, and the undersigned receives a distribution from the 401(k) Plan, such distribution will generally be taxable as ordinary income to the undersigned. The undersigned further acknowledges that an additional ten percent income tax may be imposed on such distribution depending on the undersigned’s age.

Name (please print)	Signature

Street Address	Date:

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number

Telephone Number
Distribution Instructions: For former participants in the 401(k) Plan only: (If neither box is checked, proceeds from the Rescission Offer that are credited to your 401(k) Plan account will be distributed in the manner in which your 401(k) Plan account was previously distributed.)

(1) ☐	Proceeds of the Rescission Offer should be rolled-over to the following individual retirement account/qualified retirement plan:
Bank or Institution:

Address:

Account Name:

Account Number:

(2) ☐	Payment should be made to me at the address above.

INSTRUCTIONS TO RESCISSION OFFER ACCEPTANCE FORM
      1. Accepting The Rescission Offer: In order to accept the Rescission Offer, you must:

A. Sign the Rescission Offer Acceptance Form and complete the name, address, date, and Social Security Number or Taxpayer Identification Number information above;

B. Complete and sign the Substitute Form W-9 attached to the Rescission Offer Acceptance Form (See Instruction 2); and

C. Mail or return the Rescission Offer Acceptance Form and all other required documentation for receipt before 5:00 p.m., Central Time, on February 21, 2006 to:

NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention: Jeffrey D. Ayers

The Company recommends that you send Rescission Offer Acceptance Form and all other required documentation by registered or certified mail with return receipt requested.
      2. Important Tax Information: Under federal income tax law, any person who accepts the Rescission Offer is required to provide the Company with such person’s correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9 below. The TIN is the person’s social security number or employer identification number. If the Company is not provided with the correct TIN, the undersigned may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to the undersigned pursuant to the Rescission Offer may be subject to backup withholding.
      If backup withholding applies, the Company is required to withhold 28% of any payments made to the undersigned (and any state tax amount). Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
      3. Questions: All questions with respect to Rescission Offer Acceptance Form and the Rescission Offer (including questions relating to the timeliness or effectiveness of any election) will be determined by the Company, which determination shall be final and binding. All questions regarding our Rescission Offer can be directed to Jeffrey D. Ayers at (816) 237-7000.

SUBSTITUTE Form W-9	PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Part I — Social Security Number OR Employer Identification Number

Department of the Treasury Internal Revenue Service	Name: Business Name:	(If awaiting TIN, write “Applied For”)

Payer’s Request For Taxpayer Identification Number (TIN)	Please check appropriate box: ☐ Individual/Sole Proprietor ☐ Partnership ☐ Corporation ☐ Other Address City, State, Zip Code	Part II — For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Certification — Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
(3) I am a U.S. Person (including a U.S. Resident alien).

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item (2) does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

Signature:

Date:

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE RESCISSION OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.
YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
         I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.
Signature:

   Date:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

For this type of account:
Give NAME and SOCIAL SECURITY number (SSN) of:

1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor — trustee(1)
	(b) So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
5.	Sole proprietorship or single-owner LLC	The owner(3)
6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)
7.	Corporation or LLC electing corporate status under Form 8832	The corporation
8.	Association, club, religious, charitable, educational or other tax — exempt organization	The organization
9.	Partnership	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity (such as State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the Rescission Offer. All amounts are estimates, except the registration fee.

Commission registration fee	$111
Accounting fees and expenses	8,500
Printing fees	12,000
Legal fees and expenses	50,000
Miscellaneous	1,000

Total	$71,611

Item 15.	Indemnification of Directors and Officers
      The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advancement of expenses pursuant to applicable law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.
      The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
      The registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the registrant or other entity for which such indemnitee is or was serving at the request of the registrant. The indemnification agreements also provide (a) for the advancement of expenses by the registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the registrant’s Board of Directors.
      The registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the registrant. The effect of these insurance policies is to indemnify any directors or officers of the registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))
4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))
4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))
5.1	Opinion of Jeffrey D. Ayers as to legality (including consent)*
5.2	Internal Revenue Service determination letter*
8.1	Opinion of Irvine Law Group, P.C. as to certain tax matters (including consent of such firm)*
23.1	Consent of Jeffrey D. Ayers (see item 5.1 above)
23.2	Consent of Irvine Law Group, P.C. (see item 8.1 above)
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)
99.1	Form of letter to Rescission Offer recipients*

*	Filed herewith

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:
      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)

if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registration relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

      (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 18, 2006.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman

Scott F. Hartman
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
      Each of the undersigned directors and/or officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Gregory S. Metz, Jeffrey T. Ayers, Rodney E. Schwatken and Todd M. Phillips, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him and in his name, place and stead, in his capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments to this registration statement (including post-effective amendments) and other documents in connection with this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Scott F. Hartman Scott F. Hartman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2006

/s/ W. Lance Anderson W. Lance Anderson	President, Chief Operating Officer and Director	January 18, 2006

/s/ Gregory S. Metz Gregory S. Metz	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2006

/s/ Rodney E. Schwatken Rodney E. Schwatken	Vice President, Controller and Treasurer (Principal Accounting Officer)	January 18, 2006

Signature	Position	Date

/s/ Gregory T. Barmore Gregory T. Barmore	Director	January 18, 2006

/s/ Edward W. Mehrer Edward W. Mehrer	Director	January 18, 2006

/s/ Art N. Burtscher Art N. Burtscher	Director	January 18, 2006

/s/ Donald M. Berman Donald M. Berman	Director	January 18, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))
4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))
4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/ A filed by the Registrant on January 20, 2004 (File No. 001-13533))
5.1	Opinion of Jeffrey D. Ayers as to legality (including consent)*
5.2	Internal Revenue Service determination letter*
8.1	Opinion of Irvine Law Group, P.C. as to certain tax matters (including consent of such firm)*
23.1	Consent of Jeffrey D. Ayers (see item 5.1 above)
23.2	Consent of Irvine Law Group, P.C. (see item 8.1 above)
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)
99.1	Form of letter to Rescission Offer recipients*

*	Filed herewith